Exhibit 10.1

SECOND AMENDMENT TO REVOLVING CREDIT

AND SECURITY AGREEMENT

This Second Amendment to Revolving Credit and Security Agreement (the “Second Amendment”), is made this 30th day of September, 2010 among CROCS, INC., a corporation organized under the laws of the State of Delaware (“Crocs”), CROCS RETAIL, INC., a corporation organized under the laws of the State of Colorado (“Retail”), CROCS ONLINE, INC., a corporation organized under the laws of the State of Colorado (“Online”), OCEAN MINDED, INC., a corporation organized under the laws of the State of Colorado (“Ocean”), JIBBITZ, LLC, a limited liability company organized under the laws of the State of Colorado (“Jibbitz”), BITE, INC., a corporation organized under the laws of the State of Colorado (“Bite”, together with Crocs, Retail, Online, Ocean, Jibbitz and each other Person joined as a borrower from time to time to the Loan Agreement (as defined below), collectively “Borrowers” and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

BACKGROUND

A.                                   On September 25, 2009, Borrowers, Lenders and Agent entered into, inter alia, that certain Revolving Credit and Security Agreement (as same has been or may hereafter be amended, modified, renewed, extended, restated or supplemented from time to time, the “Loan Agreement”) to reflect certain financing arrangements among the parties thereto.  The Loan Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements”.  All capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement, as amended hereby.

B.                                     Borrowers have requested and Agent and Lenders have agreed to modify certain terms and provisions of the Loan Agreement on the terms and subject to the conditions contained in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.                                        Amendments to Loan Agreement.

(a)                                  Definitions.                                  Upon the Effective Date (as defined below), Section 1.2 of the Loan Agreement shall be amended by deleting the definitions of “Letter of Credit Sublimit”, “Permitted Acquisitions”, and “Revolving Interest Rate” and replacing each as follows:

“Letter of Credit Sublimit” shall mean $10,000,000.

“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person so long as: (a) after giving effect to such acquisition, Borrowers have Undrawn Availability of $5,000,000; (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of all such acquisitions do not exceed $10,000,000 for any single acquisition or $20,000,000 in any fiscal year commencing with the fiscal year ending December 31, 2010; (c) with respect to the acquisition of Equity Interests, (i) such acquired company shall be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, and (ii) Agent shall be granted a first priority lien in all assets of such acquired company; (d) the acquired company or property is used or useful in the same or a similar line of business as the Borrowers were engaged in on the Closing Date (or any reasonable extensions or expansions thereof); (e) Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Agent; (f) the board of directors (or other comparable governing body) of such company shall have duly approved the transaction; (g) the Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, the Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) audited financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Agent, audited in accordance with GAAP; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received an audit of such assets, in form and substance acceptable to Agent; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition. For the purposes of calculating Undrawn Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received an audit of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus one and one half of one percent (1.50%) with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus three percent (3.00%) with respect to Eurodollar Rate Loans.

(b)                                 New Definitions.       Upon the Effective Date (as defined below), Section 1.2 of the Loan Agreement shall be amended by adding the following definition in the appropriate alphabetical sequence:

“Eligible Credit Insurance Receivables” shall mean Eligible Receivables for which the Customer is located inside the continental United States and which are supported by credit insurance: (a) naming Agent as the beneficiary thereof, (b)  in amounts acceptable to Agent in its Permitted Discretion, (c) which is in form and substance satisfactory to Agent in its Permitted Discretion, and (d) copies of which have been delivered to Agent.

(c)                                  Section 2.1(a)(y)(i). Upon the Effective Date, Section 2.1(a)(y)(i) shall be amended and restated in its entirety as follows:

(i)                                     up to (A) eighty five percent (85%), subject to the provisions of Section 2.1(b) hereof, of Eligible Receivables, and (B) ninety percent (90%) (without duplication), subject to the provisions of Section 2.1(b) hereof, of Eligible Credit Insurance Receivables (collectively, the “Receivables Advance Rate”), plus

(d)                                 Section 2.1(c).                     Upon the Effective Date, Section 2.1(c) of the Loan Agreement shall be amended and restated in its entirety as follows:

(c)                                  Sublimit for Revolving Advances made against Eligible Inventory. The aggregate amount of Revolving Advances made to Borrowers against (i) Eligible Inventory shall not exceed in the aggregate at any time outstanding, $20,000,000, and (ii) Eligible Inventory in-transit shall not exceed in the aggregate, at any time outstanding $2,000,000.

(e)                                  Section 3.2(a).  Upon the Effective Date, the first sentence of Section 3.2(a) of the Loan Agreement shall be amended and restated in its entirety as follows:

(a)                                  Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by two and one-half of one percent (2.50%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).

(f)                                    Section 3.4(a).  Upon the Effective Date, Section 3.4(a) of the Loan Agreement shall be amended and restated in its entirety as follows:

(a)                                  Borrowers shall pay Agent a collateral monitoring fee equal to $1,000 per month commencing on the first day of the month following the Closing Date and on the first day of each month thereafter during the Term; provided, however, that if Borrowers are required to deliver weekly Borrowing Base Certificates in accordance with Section 9.2 hereof, then Borrowers shall pay Agent a collateral monitoring fee equal to $2,000 per month.  The collateral monitoring fee shall be deemed earned in full on the date when same is due and payable hereunder and shall not be subject to rebate or proration upon termination of this Agreement for any reason.

(g)                                 Section 3.4(b).  Upon the Effective Date, Section 3.4(b) of the Loan Agreement shall be amended and restated in its entirety as follows:

(b)                                 Borrowers shall pay to Agent on the first day of the month following the month in which Agent performs any collateral evaluation — namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit — a collateral evaluation fee in an amount equal to $850 per day for each person employed to perform such evaluation, plus all reasonable costs and disbursements incurred by Agent in the performance of such examination or analysis; provided, however, that so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be obligated to pay for more than one (1) collateral evaluation fee semi-annually, unless the Borrowers are required to deliver weekly Borrowing Base Certificates in accordance with Section 9.2 hereof, then, in such case, Borrowers shall not be obligated to pay for more than one (1) collateral evaluation fee every one hundred twenty (120) days.

(h)                                 Section 7.1.                                     Upon the Effective Date, Section 7.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.1                                 Merger, Consolidation, Acquisition and Sale of Assets.

(a)                                  Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it except: (i) any Borrower may merge or consolidate with or into another Borrower; (ii) any Borrower may acquire all of the assets or Equity Interests of another Borrower; (iii) Permitted Acquisitions; and (iv) as permitted by Section 7.7(iii) of this Agreement.

(b)                                 Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Inventory and Equipment to the extent expressly permitted by Section 4.3, (ii) sales or dispositions of assets or

Subsidiaries not to exceed $10,000,000 in any calendar year commencing with the fiscal year ending December 31, 2010 and only so long as the net proceeds of such sales or disposition are paid to Agent in accordance with Section 2.21, and (iii) any other sales or dispositions expressly permitted by this Agreement

(i)                                     Section 7.3.                                   Upon the Effective Date, Section 7.3 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.3                                 Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, and (b) guarantees by Borrowers of the obligations of any other Borrower.

(j)                                     Section 7.5.                                 Upon the Effective Date, Section 7.5 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.5                                 Loans.            Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except (i) as otherwise permitted by this Agreement, (ii) as disclosed on Schedule 7.5, (iii) the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, and (iv) intercompany loans to Foreign Subsidiaries to the extent that (a) such intercompany loans do not exceed $20,000,000 in the aggregate outstanding at any time during the Term, (b) no Default or Event of Default has occurred or would occur after giving pro forma effect to such intercompany loans, and (c) at the time of and after giving pro forma effect to such intercompany loans, Borrowers would have Undrawn Availability of not less than $5,000,000.

(k)                                  Section 7.7.                                   Upon the Effective Date, Section 7.7 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.7                                 Dividends.                                    Declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower, except (i) dividends or distributions declared, paid or made in favor of another Borrower, (ii) any purchase, redemption or retirement in connection with a transaction permitted by Section 7.1(a), and (iii) any purchase, redemption or retirement of Equity Interests of any Borrower so long as such purchase, redemption or retirement is not made with the proceeds of any Advances and the amount of such purchases, redemptions or retirements does not exceed $25,000,000 in the aggregate in any calendar year.

(l)                                     Section 7.8.                                   Upon the Effective Date, Section 7.8 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.8                                 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt (including inter-company trade debt), accrued expenses, current and deferred tax liabilities, and accrued restructuring charges, in each case in accordance with the past practices of Borrowers existing as of the Closing Date) except in respect of: (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; and (iii) Indebtedness owing to Foreign Subsidiaries to the extent that such Indebtedness is subordinated to the Obligations pursuant to a subordination agreement substantially in the form attached hereto as Exhibit 7.8 and such Indebtedness does not exceed $25,000,000 at any time outstanding.

(m)                               Section 7.10(x).                Upon the Effective Date, clause (x) of Section 7.10 of the Loan Agreement shall be amended and restated in its entirety as follows:

(x)  as permitted by Sections 7.1(a), 7.3, 7.4(a), 7.5, 7.7 and 7.8;

(n)                                 Section 7.17.                             Upon the Effective Date, Section 7.17 of the Loan Agreement shall be amended and restated in its entirety as follows:

7.17                           Prepayment of Indebtedness.  At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower, except the prepayment of Indebtedness permitted by Section 7.8(iii) of this Agreement to the extent permitted in the applicable subordination agreement.

(o)                                 Section 9.2.                                   Upon the Effective Date, the first sentence of Section 9.2 of the Loan Agreement shall be amended and restated in its entirety as follows:

9.2                                 Schedules.  Deliver to Agent on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided however that, if for any period of five (5) consecutive Business Days, Borrowers Undrawn Availability is less than $5,000,000, then, until such time as Borrowers have Undrawn Availability in excess of $5,000,000 for each day during a consecutive three month period, Borrowers shall deliver a Borrowing Base Certificate on or before Tuesday of each week, calculated as of the last day of the prior week.

(p)                                 Section 10.6.                             Upon the Effective Date, Section 10.6 of the Loan Agreement shall be amended and restated in its entirety as follows:

10.6                           Judgments.  Any judgment or judgments are rendered against any Borrower in an aggregate amount in excess of $2,500,000 or against all Borrowers in an aggregate amount in excess of $5,000,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

(q)                                 Section 10.19.  Upon the Effective Date, Section 10.19 of the Loan Agreement shall be deleted in its entirety.

(r)                                    Section 13.1.  Upon the Effective Date, Section 13.1 of the Loan Agreement shall be amended and restated in its entirety as follows:

13.1                           Term.                  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until September 24, 2014 (the “Term”) unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.  In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (y) two percent (2.0%) of the Maximum Revolving Advance Amount if the Early Termination Date occurs on or prior to September 24, 2011, and (z) one percent (1.0%) of the Maximum Revolving Advance Amount if the Early Termination Date occurs after September 24, 2011 through and including September 24, 2012.

Section 2.                                          Amendments to Schedules to the Loan Agreement.  Each of Schedule 4.5, Schedule 4.15(h), and Schedule 5.9 to the Loan Agreement is hereby amended and restated in its entirety with Schedule 4.5, Schedule 4.15(h), and Schedule 5.9 attached hereto, respectively.

Section 3.                                          Condition Precedent.  This Second Amendment shall be effective upon (the “Effective Date”) Agent’s receipt of:

(a)                                  this Second Amendment fully executed by the Borrowers;

(b)                                 a fully executed copy of that certain Copyright Security Agreement, in form and substance reasonably satisfactory to Agent; and

(c)                                  a fully executed copy of a Supplement to Trademark and Patent Security Agreement, in form and substance satisfactory to Agent.

Section 4.                                          Representations and Warranties.  Each Borrower:

(a)                                  reaffirms all representations and warranties made to Agent and Lenders under the Loan Agreement and all of the other Existing Financing Agreements and confirms that all are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);

(b)                                 reaffirms all of the covenants contained in the Loan Agreement, covenants to abide thereby until satisfaction in full of the Obligations and termination of the Loan Agreement;

(c)                                  represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;

(d)                                 represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Second Amendment, that such actions were duly authorized by all necessary limited liability company or corporate action, as applicable, and that the officers executing this Second Amendment on its behalf were similarly authorized and empowered, and that this Second Amendment does not contravene any provisions of its certificate of incorporation or formation, operating agreement, bylaws, or other formation documents, as applicable, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)                                  represents and warrants that this Second Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

Section 5.                                          General Provisions.

(a)                                  Payment of Expenses.  Borrowers shall pay or reimburse Agent and Lenders for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Second Amendment and the documents provided for herein or related hereto.

(b)                                 Reaffirmation of Loan Agreement.  Except as modified by the terms hereof, all of the terms and conditions of the Loan Agreement, as amended, and all of the other Existing Financing Agreements are hereby reaffirmed and shall continue in full force and effect as therein written.

(c)                                  Third Party Rights.  No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(d)                                 Headings.  The headings of any paragraph of this Second Amendment are for convenience only and shall not be used to interpret any provision hereof.

(e)                                  Modifications.  No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(f)                                    Governing Law.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(g)                                 Counterparts.  This Second Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission or PDF shall be deemed to be an original signature hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS:

CROCS, INC.

By:	/s/ Russell C. Hammer
Name:	Russell C. Hammer
Title:	Chief Financial Officer

CROCS RETAIL, INC.

By:	/s/ Russell C. Hammer
Name:	Russell C. Hammer
Title:	Chief Financial Officer

CROCS ONLINE, INC.

By:	/s/ Russell C. Hammer
Name:	Russell C. Hammer
Title:	Chief Financial Officer

OCEAN MINDED, INC.

By:	/s/ Russell C. Hammer
Name:	Russell C. Hammer
Title:	Chief Financial Officer

JIBBITZ, LLC

By:	/s/ Ken Chaplin
Name:	Ken Chaplin
Title:	Manager

[SIGNATURE PAGE TO SECOND AMENDMENT]

BITE, INC.

By:	/s/ Russell C. Hammer
Name:	Russell C. Hammer
Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, As
Lender and as Agent

By:	/s/ Steve C. Roberts
Name:	Steve C. Roberts
Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT]